EMAGIN CORPORATION

EXECUTIVE EMPLOYMENT AGREEMENT

Executive Name:	Susan Jones
Title(s):	Executive Vice President; Chief Marketing & Strategy Officer; Secretary
Effective Date:	January 1, 2006

For good consideration, the Company employs the Employee on the following terms and conditions (the “Agreement”) as of the above date between EMAGIN CORPORATION, a Delaware corporation (the “Company”), and the above named executive (“Executive”).

1. EMPLOYMENT AGREEMENT

1.1.	Employment; Duties and Responsibilities
The Company hereby employs Executive as its Executive Vice President; Chief Marketing & Strategy Officer; and Secretary of the Board of Directors and Executive accepts such employment on the terms contained in this Agreement. Within limitations established by the Bylaws of the Company, Executive shall have each and all of the duties, responsibilities and authorities that are consistent with her title(s). Executive shall report to the Chief Executive Officer and shall have additional reporting to the Governance Committee of the Company’s Board of Directors.

1.2.	Term
This Agreement shall commence on the date hereof and shall continue hereafter unless terminated pursuant to this Section 3 for a period of thirty six (36) months beginning on January 1, 2006.

1.3.	Time and Effort
Executive shall use her best efforts to carry out the duties and responsibilities that are consistent with her title(s) and devote the substantial portion of her entire business time, attention, and energy exclusively to the business and affairs of the Company. During Executive’s employment Executive shall not engage in any business activities outside those of the Company to the extent that such activities would interfere with or prejudice Executive’s obligations to the Company. Executive may serve as a member of the Board of Directors of other organizations that do not compete with the Company, and may participate in other professional, civic, governmental organizations and activities that do not materially affect her ability to carry out her duties.

1.4.	Service on Board of Directors
For as long as Executive is an employee of the Company, Executive shall receive no additional compensation for serving as a member of the Company’s Board of Directors if elected, or as its Secretary.

1.5.	Location
Unless otherwise voluntarily agreed to, the locations at which Executive shall perform services for the Company shall be Bellevue, Washington and Hopewell Junction, New York.

2. COMPENSATION

2.1.	Base Salary
As compensation for performing services for the Company, Executive shall be entitled to retain her current salary as of the date of this Agreement, payable in bi-weekly installments consistent with the Company’s payroll practices. The annual base salary will be reviewed on or before January 1 of each year by the Compensation Committee to determine if such base salary should be increased due to inflation or in recognition of Executive’s services to the Company.

2.2.	Bonus
The Board or Compensation Committee of the Board may provide additional bonuses for accomplishment of various objectives from time to time, at their discretion.

2.3.	Time Off
Executive shall accrue personal time off for vacation, sick leave, or personal reasons upon completion of each month following the date of this Agreement in accordance with her current accrual rates. The limits for this personal time shall be subject to an annual review by the Board or Compensation Committee of the Board.

2.4.	Benefit Plans
During Executive’s employment, Executive shall be entitled to participate, to the extent of Executive’s eligibility, in the employee fringe benefits made available by the Company to its employees. Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program as a whole from time to time.

2.5.	Business Expenses
Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel, relocation, and other reasonable business expenses incurred by the Executive in the performance of her duties under this Agreement, or as agreed to by the Board of Directors.

2.6.	Stock Options and Grants
Executive shall be eligible to participate in the Company’s Stock Option and Stock Purchase Plans, as determined in the sole discretion of the Board of Directors. The Board or Compensation Committee of the Board may provide additional awards of stock options or stock grants from time to time or on an incentive plan as deemed appropriate.

3. TERMINATION OF EMPLOYMENT

3.1.	Voluntary
If Executive voluntarily terminates Executive’s employment with the Company, other than for Good Reason as defined in Section 3.4 herein, Executive shall cease to accrue salary, vacation, benefits and other compensation on the date of voluntary termination. Accrued benefits, if any, will be payable in accordance with applicable benefit plan provisions.

3.2.	With Cause
Notwithstanding anything herein to the contrary, the Company may terminate Executive’s employment hereunder for cause for any one of the following reasons: (a) failure to devote substantially all of Executive’s full professional time, attention, energies, and abilities to Executive’s employment duties for the Company, which failure is not cured within two weeks after the Company gives Executive written notice of the failure; (b) inducement of any customer, consultant, employee, or supplier of the Company to unreasonably breach any contract with the Company or cease its business relationship with the Company; (c) willful, deliberate, and persistent failure by Executive to reasonably perform the duties and obligations of Executive’s employment which are not remedied in a 90 day period of time after receipt of written notice from the Company; (d) an act or acts of dishonesty undertaken by Executive resulting in substantial personal gain by the Executive at the expense of the Company; (e) material breach of a fiduciary or contractual duty to the Company; (f) conviction of a felony, or (g) commission of an act that results in material long term harm to the goodwill or reputation of the Company. To be deemed terminated for Cause, the Company shall have given Employee written notice stating the alleged Cause and shall have provided Employee an opportunity to present evidence to the Board of Directors, at the Company’s offices on a date and time mutually convenient to the Board, no sooner than one and not later than two weeks after the foregoing notice, to refute the claim of Cause. Executive shall cease to accrue salary, vacation, benefits and other compensation on the date of “with cause” termination by the Company. Accrued benefits, if any, will be payable in accordance with applicable benefit plan provisions of the Company.

3.3.	Without Cause
The Company may terminate the employment of Executive at any time without notice and without cause (as defined in Section 3.2) In such event, Executive shall be entitled to (i) salary until the end of this agreement’s full term or twelve (12) months, whichever is greater, based on Executive’s monthly rate of base salary at the date of such termination, (ii) payment for accrued vacation days, including personal choice holidays and (iii ) all bonuses that would otherwise have been accrued during the term of this agreement. The Company shall pay such sum of salary and vacation accrual in one payment within thirty (30) business days following the effective date of termination and shall pay merit or revenue-based bonuses on the dates on which they would have normally occurred throughout the full term of this agreement. Furthermore, shares of any of the Executive’s stock subject to any lockups will be immediately released from such restrictions and registered by the company within 30 days of termination without cause. Executive will otherwise cease to accrue salary and other benefits upon the date of such final payment, other than the Company’s normal insurance policies for terminated employees. Notwithstanding the foregoing, the Company shall have no obligation to pay Executive any of such salary or such benefits that may accrue after the Company ceases to do business, liquidates substantially all of its assets (except in connection with a sale of substantially all of the assets of the Company as a going concern), or voluntarily or involuntarily becomes the subject of a proceeding under the Bankruptcy Code that is not dismissed within 60 days.

3.4.	Termination for Good Reason
If Executive terminates her employment with the Company for Good Reason (as hereinafter defined), such termination will be considered to be effectively the same as termination without cause; she shall be entitled to the severance benefits set forth in Section 3.3 and vesting benefits set forth in Section 3.8. For purposes of this Agreement, “Good Reason” shall mean any of the following unless such change was initiated by or voluntarily agreed to by Executive: (a) any significant change in the Executive’s title, or position, or duties and responsibilities not voluntarily made; (b) any involuntary decrease in base salary (other than any which may be assessed on a percentage basis to the company as a whole); or (c) any material breach by the Company of this Agreement.

3.5.	Change of Control
If the Executive’s employment is terminated or her position significantly changed or salary decreased as a result of the acquisition of the Company by merger, sale of all or substantially all of the Company’s assets, or other reorganization resulting in a change of 50% or more in the ownership of the Company’s stock, she shall be entitled to the severance benefits set forth in Section 3.3 and vesting benefits set forth in Section 3.8. Neither this Agreement nor its incorporated terms may be invalidated or deleted or altered as part of the terms of any Change of Control actions. The Company’s rights and obligations under this Agreement will inure to the benefit and be binding upon the Company’s successors and assignees.

3.6.	Disability
The Company may terminate this Agreement without liability if Executive shall be permanently prevented from properly performing her essential duties with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than 90 consecutive days. Upon such termination, Executive shall be entitled to all accrued but unpaid Base Salary, accrued bonus (if any), and accrued vacation. In the event Executive’s employment terminates under this Section 3.6, Executive may pursue long term disability benefits, if eligible, under any plan which the Company has provided for Executive.

3.7.	Death
In the event of the death of Executive, the Company’s obligations hereunder shall automatically cease and terminate; provided, however, that within 15 days the Company shall pay to Executive’s heirs or personal representatives Executive’s Base Salary and accrued vacation accrued to the date of death. All other amounts due Executive, including bonuses, shall be paid to Executive’s estate in accordance with the full term of this Agreement.

3.8.	Effect of Termination without “Cause” on Employee Stock Options
The Company hereby irrevocably offers to amend any stock options granted to Executive to permit the full exercise thereof following termination of Executive’s employment without Cause (as defined in Section 3.3) or because of death or disability. The Company hereby also irrevocably offers to amend any stock options granted to Executive to permit the immediate full vesting and exercise thereof at any time after termination of Executive’s employment without Cause or because of death or Disability to the same extent as if Executive’s employment had not terminated. Executive or Executive’s personal representative may accept either or both of such offers at any time before such options otherwise expire by giving written notice to the Company. To the extent that any options held by Executive are not incentive stock options within the meaning of Section 422 of the Internal Revenue Code, Executive hereby accepts both such offers.

4.  NON COMPETITION, NON SOLICITATION, BANKRUPTCY

4.1.	Non Compete
The Executive hereby covenants and agrees that during the term of this Agreement and for a period of one year following the end of the employment term, the Executive will not, without the prior written consent of the Company, indirectly or directly, on her own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any competing business of the Company in the Covered Area. For purposes of the Section 4.1 (i) “Competing Business” means any company engaging in the design, development, manufacturing, and marketing of virtual imaging products which utilize OLEDs, or organic light emitting diodes, OLED on silicon micro displays and related information technology solutions. For purposes of Section 4.1 (ii) “Covered Area” means all geographical areas of the United States and other Foreign jurisdictions where the Company has offices, manufactures or may contemplate offices or manufacturing of related products and/or sells its products directly or in-directly through distributors and/or other sales agents.

4.2.	Non Solicitation
The Executive further agrees that the Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company’s and/or its affiliates’ business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.

4.3.	Bankruptcy
In the event that the Company voluntarily or involuntary files for bankruptcy under the Bankruptcy Code, the Executive shall use her best efforts in keeping the Company solvent and in assisting the Company emerge from bankruptcy as a reorganized entity, unless the Company is liquidated.

4.4.	Remedies
The Executive acknowledges and agrees that her obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of her covenants and agreements set forth herein. Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 4 will cause irreparable injury to the Company and that in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against the threatened breach of this Section 4 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

5. ASSIGNMENT OF INVENTIONS

Executive has executed a Confidential Information and Invention Assignment Agreement. The obligations under such Confidential and Invention Assignment Agreement shall survive the termination of this Agreement for any reason.

Following the termination of Executive’s employment with the Company, Executive shall make himself available to the Company in the defense of any patent owned by the Company in which he assisted, provided, however, that the Company shall allow Executive to fulfill any other obligations he may have at such time and that the Company shall pay the Executive compensation as an “expert,” as well as her incurred expenses in assisting in such defense.

6. CONFIRMATION OF DISCLOSURES REQUIRED UNDER SECURITIES LAWS

Since January 1, 2000, Executive has not: (a) filed, or has had filed against Executive, nor is Executive not presently contemplating a filing of, nor is Executive aware that anyone else is presently contemplating a filing against Executive, of a petition under the federal bankruptcy laws or any state insolvency laws, nor has Executive had a receiver, fiscal agent, or similar officer appointed by a court for the business or property of Executive, or any partnership of which Executive was a general partner at or within two years before the time of such filing, or of any corporation or business association of which Executive was an executive officer at or within two years prior to such filing; (b) been convicted in a criminal proceeding or been named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) been subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining Executive from, or otherwise imposing limits or conditions on Executive’s engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (d) been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

7. AMENDMENT AND WAIVER

This Agreement shall not be changed except in a writing signed by the parties. No waiver shall be binding unless executed in writing by the party making the waiver. No waiver shall be deemed a waiver of any other provision or constitute a continuing waiver. Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing. The consent of the Company may only be manifested by a resolution of the Compensation Committee of the eMagin Corporation Board of Directors or by the signature of an officer to whom authority to modify this Agreement has been delegated.

8. ARBITRATION

The parties shall use reasonable good faith efforts to resolve any dispute relating to the subject matter of this Agreement or otherwise by negotiations or mediation. If negotiation and mediation fail, any party may submit any dispute concerning this Agreement to final and binding arbitration pursuant to the commercial rules of the American Arbitration Association. At the request of any party, the arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reporters, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. Arbitration shall be conducted by a single, neutral arbitrator appointed in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court with jurisdiction.

9. ATTORNEY’S FEES

If any action at law or inequity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements, in addition to any other relief to which the party may be entitled.

10. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement respecting Executive’s employment with the Company and supersedes the terms of any prior or contemporaneous employment or other offer, oral or written, with the exception of separately issued bonus or incentive plans which shall remain in effect during the full term of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Executive Employment Agreement as of the date first referenced above.

“EXECUTIVE”

By /s/ Susan Jones	January 24, 2006
Susan Jones	Date

“COMPANY”

eMagin Corporation

By /s/ Thomas Paulsen	January 24, 2006
Thomas Paulsen	Date
Compensation Committee

By /s/ Jack Goldman	January 24, 2006
Jack Goldman	Date
Compensation Committee